IMMEDIATE RELEASE

Evans Bancorp Raises Semi-Annual Dividend 8.8% and

Authorizes New Share Repurchase Program

ANGOLA, NY, August 21, 2007 – Evans Bancorp, Inc. (NASDAQ:EVBN) has announced that its Board of Directors declared at its meeting today a semi-annual cash dividend of $0.37 per share on its outstanding common stock, which is an increase of 8.8% from the previous $0.34 rate paid April 2, 2007. The dividend is payable on October 2, 2007 to shareholders of record as of September 11, 2007.

In addition, the Board authorized the Company to repurchase up to 100,000 shares, or approximately 3.6% of its outstanding common stock, over the next two years. Evans Bancorp may purchase shares in the open market or via privately negotiated transactions and may suspend the repurchase program at any time. The timing and amount of shares repurchased will depend on market conditions, share price, trading volume and other factors, and there is no assurance that it will repurchase any shares. The Company has approximately 2.7 million shares outstanding.

This program supersedes the Company’s previous repurchase program through which it purchased 45,500 shares in the last two years.

David J. Nasca, President and CEO of Evans Bancorp, commented, “The renewal of the share purchase program provides us with the flexibility to take advantage of the good value our stock represents at this time. This action, combined with our dividend increase, affirms our belief in the future of the Company and the value we believe we can create for our shareholders.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc., a registered financial holding company under the Bank Holding Company Act of 1956, is the parent company of Evans National Bank, a commercial bank with over $450 million in assets. The Bank has 11 branches located in Western New York. Evans National Leasing, Inc., an indirect wholly-owned subsidiary of Evans National Bank is a general business equipment leasing company with customers throughout the U.S. ENB Insurance Agency, Inc. is an indirect, wholly-owned subsidiary of Evans Bancorp and provides retail and commercial property and casualty insurance through 12 agencies in the Western New York region. ENB Associates Inc., a wholly-owned subsidiary of ENB Insurance Agency, provides non-deposit investment products such as annuities and mutual funds. More information on Evans Bancorp, Inc and Evans National Bank can be found at: www.evansbancorp.com and www.evansnationalonline.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning interest income and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, including Evans Bancorp’s success in implementing its balance sheet restructuring plan, difficulties in achieving operating efficiencies and difficulties in integrating acquired companies’ businesses. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Senior Vice President and Treasurer	Deborah K. Pawlowski, Kei Advisors LLC

Phone: (716) 926-2000 Email: gkajtoch@evansnational.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com